Exhibit 21.1

List of Chijet direct and indirect subsidiaries:

Shandong Baoya Energy Vehicle Co., Ltd.

Jixiang Automobile Service (Yantai) Co., Ltd.

Baoya New Energy Automobile R&D Institution (Yantai) Co., Ltd.

Baoya New Energy Automobile Sale (Yantai) Co., Ltd.

Xiangyang Yazhi New Energy Automobile Co., Ltd.

Xiangyang Yazhi New Energy Automobile Sale Co. Ltd.

Bijie Yabei New Energy Automobile Co., Ltd.

Dezhou Yitu New Energy Automobile Co., Ltd.

Dezhou Yarui New Energy Automobile Co., Ltd.

Baoya New Energy Automobile R&D (Xiangyang) Co., Ltd.

FAW Jilin Automobile Co., Ltd., with its subsidiaries:

FAW Jilin Automobile Sale Co., Ltd.

Shandong Senya Automobile Sale Co., Ltd.